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                                                                   EXHIBIT 10.13

                                     AT&T

                    General Agreement for the Procurement of

               Data Processing Equipment, Services and Supplies,

                        The License of Software, Between

                              Clarent Corporation

                                      and

                                   AT&T Corp.




Agreement made September 17, 1998, by and between Clarent Corporation, ("Supplier") a California corporation, having a place of business at 850 Chesapeake Drive, Redwood City, CA 94063 and AT&T Corp. ("AT&T Corp."), a New York corporation, having a place of business at 10 Independence Blvd. Warren, New Jersey, to facilitate the anticipated future procurement of Data Processing Equipment, the license of Software, and the purchase of Maintenance Services and Materials.

On the basis of Supplier's representations and in reliance upon Supplier's expertise in analyzing, designing and providing Internet Protocol (IP) Telephony, (defined as the conversion of true speech to TCPIP packet technology for transport and then back to true speech; hardware and/or software appropriate for the routing and transport of such packets) transport, and related services for Company's applications, the parties agree as follows:

                                       1
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                                    CONTENTS




ARTICLE                     DESCRIPTION                    PAGE
---------  ----------------------------------------------  -----

I.         Definitions Applicable To The Entire Agreement    7-9

II.        Provisions Applicable To Purchase
           Of Equipment And Materials                      10-15

III.       Provisions Applicable To License
           Of Software                                     16-23

IV.        Provisions Applicable To Maintenance
           Services For Equipment                          24-30

V.         General Provisions Applicable
           To Entire Agreement                             31-47


           Signature Page                                  48


           Attachment A    Pricing                         49-50

           Attachment B    Worldwide Clarent Care          51-60
                           Premium Support Offerings

           Attachment C    Escrow Agreement                61-72

           Attachment D    Acceptance Test Process         73-79

           Attachment E    Site Preparation Specifications 80-82

           Attachment F    Site Specific Term Sheet        83-89


                                       2
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                               TABLE OF CONTENTS

ARTICLE              DESCRIPTION                              PAGE
-------              -----------                              ----

I.   Definitions Applicable To The Entire Agreement           7-9

II.  Provisions Applicable To Purchase                        10-15
      Of Equipment And Materials

      Contents Of Order                                       11
      Definitions                                             11
      Equipment Modification                                  12
      Operating System Software                               12
      Price Adjustment                                        12
      Return Of Equipment                                     12
      Return Of Materials                                     12-13
      Risk Of Loss                                            13
      Sale                                                    13
      Site Preparation And Installation                       13
      Standard Of Performance And Acceptance Of
       Equipment                                              14
      Title                                                   14
      Training And Technical Service                          15
      Warranty                                                15

III. Provisions Applicable To License                         16-23
     Of Software

      Contents of Order                                       17-18
      Definitions                                             17
      Enhancements And Maintenance                            18
      Intellectual Property Rights                            18
      License Fee                                             17
      License Grant                                           17
      Modifications                                           18-19
      Redesignation Or Transfer Of Designated
      Site Or Computer                                        19
      Remote Access                                           19
      Risk Of Loss                                            19
      Software And Programming Aids                           20
      Source Programs And Technical Documentation             20
      Standard Of Performance And
      Acceptance Of Software                                  20-21
      Training And Technical Service                          21
      Warranty                                                21-23

                                       3
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ARTICLE          DESCRIPTION                                PAGE
-------          -----------                                ----

IV. Provisions Applicable To Maintenance                    24-30
Services For Equipment

     Audit                                                  26
     Breakage, Disappearance and Condition                  26-27
     Contents of Maintenance Order                          25-26
     Contingency                                            27
     Definitions                                            25
     Eligibility for Maintenance Services                   27
     Engineering Changes                                    27
     Identification Credentials                             27-28
     Maintenance Charge Changes                             28
     Maintenance Credit                                     28
     Maintenance Facilities                                 28
     Maintenance Services                                   25
     Precautions                                            29
     Technical Information, Software and Programming Aids   29
     Title                                                  29
     Training and Technical Service                         29
     Type of Maintenance Services                           29
     Warranty                                               30

V.   General Provisions Applicable                          31-47
     To Entire Agreement


     Assignment and Subcontracting                          34
     Assignment by Company                                  33-34
     CFC Packaging                                          34
     Change                                                 34-35
     Choice of Law                                          35
     Clause Headings                                        35
     Clean-up                                               35
     Compliance with Laws                                   35
     Default                                                36
     Effective Date and Duration of Agreement               33
     Emergency                                              36
     Entire Agreement                                       47
     Force Majeure                                          36-37
     Future Improvements and Benefits                       37
     Government Contract Provisions                         37
     Harmony                                                37

                                       4
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ARTICLE           DESCRIPTION                   PAGE
-------           -----------                   ----

     Heavy Metals in Packaging                    38
     Identification                               38
     Impleader                                    38
     Indemnity                                    38-39
     Infringement                                 39
     Insurance                                    40
     Invoices and Terms of Payment                40-41
     Mediation                                    41
     Non-exclusive Market Rights                  41-42
     Notices                                      42
     Order                                        33
     Order Termination                            43
     Ordering Companies                           33
     Ozone Depleting Substances                   43
     Publicity                                    42
     Quarterly Reports                            43
     Releases Void                                43
     Right of Entry and Plant Rules               43
     Scope of Agreement                           33
     Severability                                 44
     Shipping                                     44
     Standards                                    44
     Supplier's Information                       45
     Survival of Obligations                      45
     Taxes                                        45-46
     Timely Performance                           46
     Tools and Equipment                          46
     Use of Information                           46
     Variation of Quantity                        46
     Waiver                                       46
     Work Done by Others                          47

                                       5
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ARTICLE                        DESCRIPTION                     PAGE
-------                        -----------                     ----

Signature Page                                                 48

Attachment A           Pricing                                 49-50

Attachment B           Premium Support Offerings               51-60

 Clarent Care(TM) Premium Support Offerings:                   53
 Support Schedule:                                             53
 Installation and Implementation Offering:                     53-54
 Hardware:                                                     53-54
 Software:                                                     54
 Planning:                                                     54
 Pricing:                                                      54-55
 Premium Support Offerings                                     54-55
 APPENDIX A:  Definitions                                      56-57
 APPENDIX B:  Premium Support Schedule                         57
 APPENDIX C:  Copy of the North American Support Contract      58
 Definitions, Premium Support Plan Provisions                  59-60


Attachment C           Escrow Agreement                        61-72

Attachment D           Acceptance Test Process                 73-79

Attachment E           Site Preparation Specifications         80-82

Attachment F           Site Specific Term Sheet                83-89

                                       6
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                                   Article I

                           Definitions Applicable To

                              The Entire Agreement



DEFINITIONS
The definitions of this Article, which are set forth below, apply to all the Articles of this Agreement:

     Acceptance Test Process or ATP means the process by which Supplier will test the System(s)'compliance with the Specifications and is set out on Attachment D.

     Associated Entity means a corporation, partnership or venture, a majority of whose voting stock or ownership interest is owned directly or indirectly by AT&T Corp.

     Company means AT&T Corp. or an Associated Entity which enters into or issues an Order under this Agreement.

     Customer means someone who obtains the System through AT&T and is a user of that System under a License from the Supplier.

     Equipment means Internet Protocol Telephony and similar equipment, and also includes options, accessories and attachments for additional Supplier's
     equipment.   Equipment includes as a component thereof any Media fixedly embedded therein in that it is not normally replaced except for maintenance and repair. Equipment may include in its meaning, depending upon context, a system or systems consisting of tangible Equipment and intangible Software.

     Identification means any copy or semblance of any trade name, trademark, service mark, insignia, symbol, logo, or any other product, service, or organization designation, or any specification or drawing of AT&T Corp. or an Associated Entity, or evidence of inspection by or for any of them.

     Indemnitees means Company, its Customers, officers, directors, employees and representatives, others doing work under its immediate or ultimate direction and control, its intermediaries in the distribution chain, and its successors and assigns.

     Information means any idea, data, program, technical, business or other intangible information, however conveyed.

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     Maintenance Services mean all services required to operate the Equipment and Software in conformance with all Statements of Work and Specifications in the contract and the mutually agreed to detection and correction of any Equipment or Software errors.

     Materials mean repair, maintenance or replacement parts for Equipment, Media not fixedly embedded in Equipment, and tangible supplies of other kinds which are for or associated with Equipment.

     Media or Medium means any document, print, tape, disc, tool, semiconductor chip or other tangible information-conveying article.

     Order means Company's form of purchase order or contract used for the purpose of ordering Equipment, Software, Services or Materials which is accepted by Supplier.

     Services mean (1)Maintenance Services and other services in support of purchased Equipment and (2) the subject matter called for by any Order, specifications, drawings, and samples.

     Site means each Company location where Company requests pursuant to an accepted Order for installation and use of System.

     Site Preparation Specifications means the Supplier specifications of the requirements for preparation of each Company Site in order to prepare the Site for installation and use of System. The initial Site Preparation Specifications are set out on Attachment E.

     Site Specific Term Sheet means the Supplier Site Survey of the needs and requirements of each Company Site and any Site specific terms and conditions. The initial Site Specific Term Sheet Form is set out on Attachment F.

     Software means intangible Information provided in object code form constituting one or more computer or apparatus programs and the informational content of such programs, together with any documentation supplied in conjunction with and supplementing such programs, the foregoing being provided to Company by way of electronic transmission or by being fixed in Media furnished to Company.

     Specifications means the specifications for the Equipment and Software as set forth in this Agreement and in the mutually agreed upon Order, or if not so set forth, shall mean Supplier's current published specifications, user documentation, and other information for the Equipment and Software as of the date of the Order and any additional mutually agreed to specifications furnished by Company. Any provisions

                                       8
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     contained in Supplier's specifications in conflict with the provisions of this Agreement shall be deemed deleted.

     Statement of Work means a mutually agreed upon Order which provides a clear, concise and complete description of the work to be performed by Supplier.

     Supplier means the other party to this Agreement with Company to whom an Order is issued under this Agreement.

     System means the Clarent Gateway system, consisting of Software combined with certain hardware.

                                       9
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                                   Article II


          Provisions Applicable To Purchase of Equipment And Materials



                             CONTENTS


CLAUSE                                                    PAGE
------                                                    ----

CONTENTS OF ORDER                                         11
DEFINITIONS                                               11
EQUIPMENT MODIFICATION                                    12
OPERATING SYSTEM SOFTWARE                                 12
PRICE ADJUSTMENT                                          12
RETURN OF EQUIPMENT                                       12
RETURN OF MATERIALS                                       12-13
RISK OF LOSS                                              13
SALE                                                      13
SITE PREPARATION AND INSTALLATION                         13
STANDARD OF PERFORMANCE AND ACCEPTANCE OF EQUIPMENT       14
TITLE                                                     14
TRAINING AND TECHNICAL SERVICE                            15
WARRANTY                                                  15

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DEFINITIONS
The definitions of Article I apply to this Article. Also, the definitions set forth below, apply to this Article:

Installation Date means the dates by which the Equipment or Materials which have been delivered are to be installed and ready for use in accordance with ATP.

Sale means the Supplier shall sell its Equipment and Materials to Company upon the provisions set forth in this Agreement and in accepted Orders placed by Company pursuant to this Article.

CONTENTS OF ORDER
An Order for the purchase of Equipment or Materials shall be written on Company's purchase order form and shall contain the following:

     1. The incorporation by reference of this Agreement;

     2. The incorporation by reference of the applicable functional performance Specifications;

     3. A complete list of the Equipment or Materials to be purchased specifying quantity, type, model, feature description and purchase price to be paid (net of purchase option credit if applicable) and the invoice address;

     4. The location at which the Equipment is to be installed or the Materials to be delivered and used including floor, street, city and state;

     5. The Installation Date; and

     6. A complete list of the Services and associated costs, if any, such as, but not limited to, training, if any required, and a schedule of their performance;

     7. A complete and signed, by Company, Site Specific Term Sheet for each Site and System.

     8. In the event of any conflict of terms, the terms of an accepted Order, and of the Site Specific Term Sheet will prevail over the terms of this Agreement

Ordered items shall be shipped complete on date(s) specified in an accepted Order unless otherwise agreed to by Company.

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EQUIPMENT MODIFICATION
In the event that supplier cannot provide the requested modifications, Company may substitute components or supplement the Equipment by making alterations or installing attachments to modify the range or features that the Equipment provides. Company shall notify Supplier in advance of its intent to modify, and supplier shall grant a trade-in allowance against the purchase price of the new items in accordance with applicable allowances in effect at the time of modification. Should Company modify equipment without the consent of Supplier, the Equipment warranty for that particular Equipment shall become void.

OPERATING SYSTEM SOFTWARE
Title to intellectual property rights in operating system software shall remain in Supplier and/or its Licensor. For the life of the Equipment listed in the Order for purchased Equipment, Supplier grants to Company and any subsequent purchaser of the Equipment a nonexclusive license to use, and have used therefor, Software on the Equipment on or for which it was delivered. Company and any subsequent purchaser may copy the Software for use on such Equipment with or for which it was delivered, and for archival purposes, but shall not knowingly reproduce either the original operating system software or other of the Software for distribution to other users. Company and any subsequent purchaser may add to, delete from or modify the Software to extent that modifications do not alter source code, in any manner, but no changes, however extensive, shall alter Supplier's intellectual property rights to such delivered
Software.   Intellectual property rights to any such modification or addition to the Software shall remain in the entity which creates the modification or addition.

PRICE ADJUSTMENT
If Supplier's published price for any Equipment or Materials is lower on the delivery date for Materials or the Installation Date for Equipment than the price stated in an Order, the price for the Equipment or Materials shall be reduced to the published price.

RETURN OF EQUIPMENT
Whenever Equipment under warranty is shipped for repair or replacement purposes from and then back to Company, Supplier shall furnish all labor and Materials necessary for packing the Equipment at no charge to Company. Supplier shall arrange for and bear all costs including, but not limited to, those of packing, rigging, transportation and insurance. Supplier shall also bear all risk of loss or damage from the time the Equipment is removed from Company's site until the Equipment is returned to the site. If returned equipment is found not to be in breach of warranty, Supplier's costs for packing, rigging, transportation and insurance will be reimbursed by Company upon receipt of documentation demonstrating such, and company's concurrence with such findings.

RETURN OF MATERIALS
Supplier shall accept for credit Materials returned under any of the following circumstances:

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1.   Company termination or cancellation of an Order for Supplier's Equipment or exchange by Company of one Supplier machine for another Supplier machine within thirty (30) days of the termination or cancellation, provided Materials are not usable in other equipment within the location;

2. Supplier or Company error in the ordering or shipping process, provided the Materials are returned by Company to Supplier within ninety (90) days of receipt; or

3. Receipt of defective Materials or failure of Materials under the applicable warranty.

Materials returned for credit or replacement must be in complete cartons and in good resalable condition, except where the Materials are defective or fail under the applicable warranty.

RISK OF LOSS
Supplier shall retain risk of loss and damage to the Equipment or Materials prior to the passage of title pursuant to the Title clause unless caused by the willful or negligent acts of Company or its employees. Company will promptly notify Supplier of any damage incurred to Equipment.

SITE PREPARATION AND INSTALLATION
Supplier shall promptly furnish to Company detailed written site preparation specifications to ensure that the Equipment to be installed will operate in an efficient and environmentally safe manner. Company shall prepare the site at its own expense and in accordance with the specifications furnished by Supplier and Site Specific Term Sheet. Any alterations or modifications in site preparation that are attributable to Supplier's incomplete or erroneous specifications shall be made at Supplier's expense.

Supplier shall, per pricing agreement, ship and remote install the System (unless on-site Installation has been ordered) ready for ATP Exhibit by the
Installation Date.   Company shall (unless onsite installation has been ordered)
furnish all labor and materials necessary for unpacking, placement and installation of the Equipment ready for remote install by Supplier on or before the Installation Date, all in accordance with instructions of Supplier. If on-site Installation has been ordered per pricing agreement, Supplier shall furnish all labor and Materials necessary for unpacking, placement and installation of the Equipment ready for ATP on or before the Installation Date. Not later than the Installation Date, Supplier shall be ready to perform ATP and Company shall provide a qualified person from Company to verify the ATP. Upon completion of ATP, Supplier shall certify in writing to Company that the Equipment meets Specifications. If the Equipment is certified to be ATP ready for use prior to the day before the Installation Date, Company may elect to use the Equipment and change the Installation Date accordingly. At any time prior to the date indicated in an accepted Order for delivery of the Equipment, Company may, upon written notice to Supplier, delay the Installation Date, but such delay shall not exceed thirty (30) days.

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STANDARD OF PERFORMANCE AND ACCEPTANCE OF EQUIPMENT
1. The intent of this clause is to establish Company's standard of performance which must be met before the Equipment is accepted by Company. Upon certification by Supplier that the Equipment is ready for ATP, the ATP period shall begin. Company shall promptly provide a qualified representative of Company to verify the ATP with Supplier upon Supplier's certification that the Equipment is ready for ATP. Supplier shall have thirty (30) days from the start of ATP to certify that Equipment meets Specifications in accordance with the ATP.

2. If the Equipment, operates in conformance with the Specifications in accordance with ATP, it shall be deemed to have met Company's standard of performance and shall be accepted by Company. Company's acceptance shall not be unreasonably withheld. If the Equipment does not operate in substantial conformance with the Specifications in accordance with the ATP within sixty
    (60) days after Installation Date, Company shall have the right to notify Supplier in writing and Supplier shall use reasonable commercial efforts to make the Equipment substantially meet the Specifications in accordance with the ATP within thirty (30) days after receipt of notice from Company. Supplier will work with vigilance to address all substantial non conformance with Specifications in accordance with the ATP. If Supplier fails to make Equipment substantially comply with Specifications in accordance with ATP within the second thirty (30) day period, Company shall promptly notify Supplier in writing and may promptly return the Equipment to Supplier. Upon such return, Company shall receive full refund of any payments made for such Equipment and Company shall have no further obligation to make any payment to Supplier for such Equipment.

3. If Supplier certifies that Equipment meets Specifications in accordance with ATP and Company does not provide a qualified representative to verify that the Equipment meets Specifications in accordance with ATP within ten (10) business days of Supplier's certification, the Equipment will be deemed to have been accepted.

4. Company shall maintain appropriate daily records to reflect operation of the Equipment during the ATP period.

5. Upon successful completion of the ATP, the Equipment shall be accepted in writing by Company.

TITLE
Company shall accept title to the Equipment after the Equipment satisfactorily attains the standard of performance pursuant to the Standard of Performance and Acceptance of Equipment clause. Upon receipt of payment, Supplier shall furnish Company a bill of sale and all other documents requested by Company to enable it to perfect unencumbered title to the Equipment. Title to Materials shall rest in Company upon their acceptance which shall be deemed to occur upon receipt of the Materials at Company's receiving dock unless otherwise specified by Company before or promptly after such receipt.

TRAINING AND TECHNICAL SERVICE
Supplier shall provide, per Pricing Attachment A, the assistance and advice, if requested, necessary to assist in the use of the Equipment. Supplier shall provide, at no additional charge, the training it normally provides without charge to users of the Equipment.

WARRANTY
Supplier warrants to Company and its Customers that the Equipment and Materials furnished shall be free from defects in, material and workmanship and shall conform to and perform in accordance with the Specifications. These warranties extend to the future performance of the Equipment and Materials and shall continue for the longer of (a) one year after the date of acceptance of ATP, or
(b) a greater period if specified elsewhere in this Agreement or an Order. Supplier also warrants to Company and its Customers that the Equipment and Materials shall be new or remanufactured and that Service shall be performed in a first class, workmanlike manner. In addition, if the Equipment or Materials furnished contains one (1) or more manufacturers' warranties, Supplier hereby assigns those warranties to Company and its Customers to the extent it has the authority to do so. Equipment, Materials or Services not meeting the warranties will, at Company's option, (a) be returned for or subject to, repair, replacement, or reperformance by Supplier at no cost to Company or its customers and with transportation costs and damage in transit borne by Supplier, or (b) be subject to refund. If returned equipment is found not to be in breach of warranty, Supplier's costs for packing, rigging, transportation and insurance will be reimbursed by Company upon receipt of documentation demonstrating such and Company's concurrence with such findings, which shall not be unreasonably withheld.

Supplier shall not charge Company for any repair or maintenance of Equipment or Materials covered by this warranty.

All warranties shall continue in full force and effect notwithstanding transfer of title to the Equipment or Materials by Company, so long as Company, its Customers or its Associated Entities shall remain the user of the Equipment or Materials. All warranties shall also survive inspection, acceptance and payment.

The warranty shall not apply and terminate if any form of the Software and/or System shall have been subject to accident, abuse, misuse, not used in accordance with Supplier's instructions as delineated in Supplier's operations/user manual, misapplication, breach of License or modified by a party not authorized by Supplier.

The warranty shall not apply and terminate if any hardware component of the System is opened, altered, or repaired by a repair facility not authorized by Supplier.

                                  Article III

                  Provisions Applicable to License of Software

                                    CONTENTS



CLAUSE                                                         PAGE
------                                                         ----

CONTENTS OF ORDER                                              17-18
DEFINITIONS                                                    17
ENHANCEMENTS AND MAINTENANCE                                   18
INTELLECTUAL PROPERTY RIGHTS                                   18
LICENSE FEE                                                    17
LICENSE GRANT                                                  17
MODIFICATIONS                                                  18-19
REDESIGNATION OR TRANSFER OF DESIGNATED SITE OR COMPUTER       19
REMOTE ACCESS                                                  19
RISK OF LOSS                                                   19
SOFTWARE AND PROGRAMMING AIDS                                  20
SOURCE PROGRAMS AND TECHNICAL DOCUMENTATION                    20
STANDARD OF PERFORMANCE AND ACCEPTANCE OF SOFTWARE             20-21
TRAINING AND TECHNICAL SERVICE                                 21
WARRANTY                                                       21-23

DEFINITIONS
The definitions of Article I apply to this Article. Also, the definitions which are set forth below apply to this Article:

Enhancements mean all Software changes which will be defined as:
          a.  Updates
          b.  Fixes/patches, and
          c.  Upgrades

Modifications mean Company additions to the Software, deletions from the Software, or merges of the Software with one or more programs owned or licensed by Company forming an updated and otherwise modified Software.

Specifications means the specifications for the Software as set forth in Attachment to this Agreement or the mutually agreed upon Order, or if not so set forth, shall mean Supplier's current applicable published. Any provisions contained in Supplier's specifications not mutually agreed upon or set out in an Order or Company's mutually agreed to specifications shall be deemed deleted.

Use means use by any individual having authorized access to the computer on which the Software is operated.

LICENSE GRANT
Supplier hereby grants to Company, its Customer and any subsequent leasing company, purchaser for lease and saleback of the Equipment an irrevocable nonexclusive, worldwide, perpetual, without right to sublicense, license to Use the Software on the Equipment for which it was ordered or other equipment as authorized pursuant to the Equipment Modification Section of this Agreement. However, if Supplier ceases to deliver the Equipment or cannot support the Equipment delivered hereunder, Company has the right to use the Software on other hardware platforms. Upon delivery to Company, all media shall become the property of Company except that fixed in Equipment, title to which shall pass to Company upon acceptance of the Equipment. Company agrees not to disassemble or otherwise reverse engineer the Software for the purpose of deriving source code therefrom.


CONTENTS OF ORDER
An Order for Software shall be written on Company's purchase order form and shall contain the following:

     1.   The incorporation by reference of this Agreement;

     2. A complete list of the Software to be included in the license, including a reference to and incorporation of the applicable Software reference manuals;

     3. The name or names of the manufacturer and model number or numbers of the data processing equipment with which the Software shall be compatible in accordance with Supplier's specifications;

     4. The location or locations at which the Software is to be delivered and invoiced;

     5.   The date or dates by which the Software shall be delivered;
          and

     6.   Support services including technical Services and training.

     7.   Any other special provisions agreed upon by both parties.

     8. A complete and signed, by Company, Site Specific Term Sheet for each Site and System.

ENHANCEMENTS AND MAINTENANCE
Supplier shall promptly furnish to Company during the duration of the Order, at an agreed upon charge, if any, all Software Enhancements, Maintenance Services and telephone technical assistance made available by Supplier to any of its customers and shall promptly provide to Company any revisions to the basic Software items defined in the SOFTWARE AND PROGRAMMING AIDS clause to reflect the Enhancements. All Enhancements shall be considered Software subject to the provisions of the Order. Company may incorporate the Enhancements into the Software or continue using the previous version of the Software, at Company's option in accordance with this Agreement. Company may, at any time and at its discretion, discontinue maintenance of the Software. Supplier shall only be obligated to support compatibility of one backward upgrade version of Software.

INTELLECTUAL PROPERTY RIGHTS
Title to the Software and to intellectual property rights therein shall remain in Supplier or Supplier's licensor, as applicable. Company shall have the right to make a reasonable number of copies of the Software directly related to the needs of the business of Company for backup, archival and developmental test lab purposes for Use. Company however, shall not knowingly reproduce copies of the Software for the purpose of supplying it to others except individuals authorized herein.

MODIFICATIONS
Company may make Modifications to the Software. Company shall have all right, title and interest to any Modifications and resulting derivative works and the intellectual property rights in such Modifications or works except as set out differently in the Order. Moreover, nothing contained in this Agreement or an Order shall limit Company's right to reproduce and Use the modified Software in as many copies as Company, in its sole discretion, deems appropriate. However, any portion or aspect of the modified Software which is licensed from Supplier under this Agreement or an Order shall continue to be subject to all the provisions of this Agreement and the Order, and nothing contained herein grants to Company any rights to Use the Software other than as recited in this Agreement or the Order.

REDESIGNATION OR TRANSFER OF DESIGNATED SITE OR COMPUTER
If the Order specifies that Company's Use of the Software is limited to a designated site or a designated computer within Company or affiliate, the provisions of this clause shall apply. For purposes of this clause, site shall include computer, as applicable to the Order. A redesignation shall refer to a change of site and shall include the movement of Software to upgraded equipment. A transfer shall refer to a temporary change of site of the Software.Without an additional charge or fee or any requirement for any additional license, Company may:

     1. Redesignate the site at which the Software will be used and shall notify Supplier of the new site and the effective date of the redesignation; and

     2. Concurrently operate the Software at another site for a period not to exceed three (3) months for the purpose of redesignating the assigned using site.

The license granted under the Order for a designated site may be transferred with written notice to Supplier but at no additional charge or fee to Company:
(a) to a backup site if the computer at the designated site is inoperative due to malfunction, due to performance of preventive or remedial maintenance, due to engineering changes or due to changes in features or model, until the computer is restored to operative status and processing of the data already entered in the computer at the backup site has been completed or (b) to one other site for assembly or compilation of the Software if the specifications of the computer at the designated site are such that the Software cannot be assembled or compiled on the computer.

REMOTE ACCESS
Company shall have the right, at no additional charge or fee, to have the Software used at any other location by means of remote electronic access.

RISK OF LOSS
If any Software fixed in Media is lost, damaged or made invalid during shipment, Supplier will promptly replace the Software and Media therefor at no additional charge to Company. If any Software is lost or damaged while in the possession of Company, Supplier will promptly replace the Software at the established charge for the associated Media unless such is provided by Company. Company will notify Supplier of any damage incurred to Software.

SOFTWARE AND PROGRAMMING AIDS
On the delivery date pursuant to an Order that includes any or all of the items set out below, Supplier shall furnish to Company, at no additional charge or fee, at least the following basic items:

1. Object code (the fully compiled or assembled series of instructions, written in machine language, ready to be loaded into the computer, that guides the operation of the computer) stored in a Medium compatible with the Equipment described in the Order;

2. Program implementation and user instructions and required procedures in the Order;

3. The Software Specifications, as well as the required machine configuration in the Order;

4. Sample data output, such as printouts or typical screen displays, and any other programs, routines, subroutines, utility or service programs, normally provided to users or Customers, descriptive Specifications and ATP or related material Supplier may have which is necessary or useful for the full implementation and Use of the Software and which Supplier normally furnishes to users of the Software without additional charge or fee in the Order.

5. Source program (the computer program expressed in a source language) if licensed by Supplier as part of the Software ordered hereunder in the Order.

SOURCE PROGRAMS AND TECHNICAL DOCUMENTATION
Supplier shall, at Company's request, enter into an Escrow Agreement substantially the same in form and substance to the form attached (Attachment C) to this Agreement to safeguard Supplier's Software Specifications and source program at any time during the duration of this Agreement. Both parties shall negotiate in good faith such Escrow Agreement

STANDARD OF PERFORMANCE AND ACCEPTANCE OF SOFTWARE
1. Site Preparation shall be completed in accordance with Article I, Section "SITE PREPARATION AND INSTALLATION."

2. The intent of this clause is to establish Company's standard of performance which must be met before the Software is accepted by Company. Upon certification by Supplier that the Software is ready for ATP, the ATP period shall begin. Company shall promptly provide a qualified representative of Company to verify the ATP with Supplier upon Supplier's certification that the Software is ready for ATP. Supplier shall have thirty (30) days to certify that Software meets Specifications in accordance with ATP.

3. If the Software, operates substantially in conformance with the Specifications in accordance with ATP, it shall be deemed to have met Company's standard of performance and be accepted by Company. Acceptance shall not be unreasonably withheld. If the Software does not operate in substantial conformance with the Specifications in accordance the ATP within sixty (60) days after Installation Date, Company shall have the right to notify Supplier in writing and Supplier shall use reasonable commercial efforts to make Software meet the Specifications in accordance with the ATP within thirty (30) days after receipt of notice from Company. Supplier will work with vigilance to address all substantial non conformance with Specifications in accordance with ATP. If Supplier fails to make Software substantially comply with Specifications in accordance with ATP within the second thirty (30) day period, Company shall promptly notify Supplier and may promptly return the Software to Supplier. Upon such return, Company shall receive full refund of any payments made for such Software and Company shall have no further obligation to make any payment to Supplier for such Software.

4. If Supplier certifies that Software meets ATP and Company does not provide a qualified representative to verify that the Software meets ATP within ten (10) business days of Supplier's certification, the Software will be deemed to have been accepted.

5. Company shall maintain appropriate daily records to reflect operation of the Software during the ATP period.

6. Upon successful completion of the ATP, the Software shall be accepted in writing by Company.


TRAINING AND TECHNICAL SERVICE
Supplier shall provide per pricing attachment assistance and advice, as may be reasonably requested by Company necessary to assist in the Use of the Software. Supplier will provide to Company at no charge any training as it normally provides without charge to users of the Software.

WARRANTY
Supplier warrants to Company and its Customers all of the following:

     1. The Software will be free from significant errors which cause it not to substantially comply with Specifications, and will conform to and substantially perform in accordance with the Specifications. The Media conveying the Software will be free from material defects in material and workmanship. The Software will be compatible with and may be used in conjunction with other Software as described in the Specifications. If an accepted Order states that the Software is to be used in conjunction with certain data processing equipment, the Software shall be compatible with that Equipment. The foregoing warranties extend to the future performance of the Software and shall continue for the longer of (a) the warranty period applicable to sublicense by Company to its Customers of the Software or of products which incorporate the Software, not to exceed twelve (12) months after the Software is accepted by Company, (b) twelve (12) months after the Software is accepted by Company, or (c) a greater period specified elsewhere in this Agreement or an accepted Order.

     2.   Services will be performed in a first-class, workmanlike manner.

     3. There are no copy protection or similar mechanisms within the Software which will, either now or in the future, interfere with the grants made in this Agreement or an Order.

     4.   As to Software for which Supplier does not solely own all intellectual
          property     rights, Supplier  has full right, power and authority to
          license the Software to Company and its customers as provided in this Agreement or an Order.

     5. If the Software, or any portion thereof, fails to substantially meet Specifications or becomes unusable, totally, or in any material respect during the applicable warranty period, Supplier will use commercially reasonable efforts to correct significant errors, defects and nonconformities and restore the Software to conforming condition free of significant errors that cause Software to not substantially meet Specifications, at no cost to Company or its Customers.

     6. Supplier certifies and warrants that its Software does not contain any malicious code, program, or other internal component. of the nature of a computer virus, computer worm, computer time bomb, or similar component), which could damage, destroy, or alter Software, firmware, or hardware or which could, in any manner, reveal, damage, destroy, or alter any data or other information accessed through or processed by the Software in any manner. Supplier shall immediately advise Company, in writing, upon reasonable suspicion or actual knowledge that the Software provided under this Agreement or an accepted Order may result in the harm described above. Supplier shall indemnify and hold Company and its customers harmless from any damage resulting from the harm described above.

     7. Supplier warrants that Software will record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner and with the same functionality as it performed before January 1, 2000. This maintenance will be considered part of and covered under the maintenance provisions of the Agreement at no additional charge to Company.

     8.   All warranties shall survive inspection, acceptance and payment.

The warranty shall not apply and terminate if any form of the Software and/or System shall have been subject to accident, abuse, misuse, not used in accordance with Supplier's instructions as delineated in Supplier's operations/user manual, misapplication, breach of License or modified by a party not authorized by Supplier.

The warranty shall not apply and terminate if any hardware component of the System is opened, altered, or repaired by a repair facility not authorized by Supplier.

                                   Article IV

          Provisions Applicable To Maintenance Services for Equipment

                                    CONTENTS

CLAUSE                                                       PAGE
------                                                       ----

 DEFINITIONS                                                 25
 MAINTENANCE SERVICES                                        25
 CONTENTS OF MAINTENANCE ORDER                               25-26
 AUDIT                                                       26
 BREAKAGE, DISAPPEARANCE AND CONDITION                       26-27
 CONTINGENCY                                                 27
 ELIGIBILITY FOR MAINTENANCE SERVICES                        27
 ENGINEERING CHANGES                                         27
 IDENTIFICATION CREDENTIALS                                  27-28
 MAINTENANCE CHARGE CHANGES                                  28
 MAINTENANCE CREDIT                                          28
 MAINTENANCE FACILITIES                                      28
 TYPE OF MAINTENANCE SERVICES                                29
 PRECAUTIONS                                                 29
 TECHNICAL INFORMATION, SOFTWARE AND PROGRAMMING AIDS        29
 TITLE                                                       29
 TRAND TECHNICAL SERVICE                                     29
 WARRANTY                                                    30

DEFINITIONS
The definitions of Article I apply to this Article. Also, the definitions which are set forth below apply to this Article:

Maintenance Order means an order for Maintenance Services written on Company's purchase order form.

Maintenance Services includes all Services in accordance with Supplier's Support Program as set forth in Attachment B including what is defined as Supplier Premium Support.


MAINTENANCE SERVICES
Supplier shall provide all Maintenance Services required by this Agreement upon the provisions set forth in this Agreement and in accepted Orders placed by Company pursuant to this Article for Maintenance Services as set out on Attachment B. At any time, Company may terminate individual accepted Orders for Maintenance, at no charge, pursuant to the Order Termination clause of Article V of this Agreement, provided Company gives at least thirty (30) days prior written notice to Supplier. If the charges for a terminated Order were paid annually in advance, Supplier shall promptly refund to Company the unused prorata portion of the charges.

In the event Supplier sets up specific service centers or locations specifically for Company per an accepted Order, Company may cancel that specific accepted Order with thirty (30) days prior written notice but will be liable to Supplier for three (3) months' additional maintenance fees for the Sites affected.

In the event any Software, Equipment or System is modified by Company without the consent of Supplier, ("Modified System") any Maintenance Services relating to that Modified System or Systems affected by it, shall be cancelable by Supplier upon written notice to Company or, at Supplier's option, the prices for such Maintenance Services may be changed by Supplier upon written notice to Company.

CONTENTS OF MAINTENANCE ORDER
A Maintenance Order shall contain the following:

     1.   The incorporation by reference of this Agreement;

     2. A complete list of Equipment to be maintained specifying quantity and type, description of Maintenance Services, duration of Order, monthly, quarterly or annual maintenance charges for each item of Equipment, total monthly maintenance charges payable by Company and invoice address;

     3. The location at which the Equipment is to be installed and used, including floor, street, city and state;

     4. Designation of a point of contact from whom Supplier's maintenance representative shall receive notification of Equipment becoming inoperative;

     5.   Company's observed holidays; and

     6.   Any other special terms agreed upon by both parties.

     7. A complete and signed, by Company, Site Specific Term Form for each Site and System.

AUDIT

With the exception of the fixed basic monthly, quarterly or annual maintenance charge set forth in this Agreement, Supplier shall maintain complete, clear and accurate records of (1) all hours of direct labor employees engaged in Services for which payment under this Agreement is to be computed on the basis of actual hours worked, at a fixed rate per hour or other unit of time specified in this Agreement and (2) billable costs payable by Company under this Agreement including a physical inventory, if applicable. These records shall be maintained in accordance with generally accepted accounting principles so they may be readily audited and shall be held until costs have been finally determined under this Agreement and payment or final adjustment of payment, as the case may be, has been made. Supplier shall permit Company or Company's representative to examine and audit these records and all supporting records at
all reasonable times.   Audits shall be made not later than one (1) calendar
year after the expiration or termination of an accepted Order, and the correctness of Supplier's billing hereunder shall be determined from the results of that audit. In making arrangements with a vendor for the furnishing of labor, material, or other items for which Company will be charged separately from the fixed basic monthly maintenance charges as set forth in this Agreement, Supplier shall require its vendor to keep separate records, and make separate invoices, covering only what is so supplied, so that no part of the records or invoices shall apply to jobs not covered by this Agreement.

In making payments to a vendor for labor, material, or other items for which Company will be charged separately from the fixed basic monthly maintenance charges as set forth in this Agreement, Supplier shall show its vendor's invoice number and date on Supplier's payment advice, and no part of that payment shall apply to other jobs not covered by this Agreement.

BREAKAGE, DISAPPEARANCE AND CONDITION
Supplier shall take whatever precautions Supplier deems necessary or desirable (which do not violate Company's plant rules or cause inconvenience or delay to Company) regarding tools, equipment, and Materials, whether or not owned by Supplier, which Supplier causes to be brought to Company's premises. Company shall have no responsibility for their care, safekeeping, or operating condition. Company shall not bear any cost or expense associated with their breakage or disappearance unless resulting from Company's negligence.

CONTINGENCY
If Supplier fails to perform the Maintenance Services and Company has given Supplier written notice of forty-eight (48) hours to cure the problem, Company may arrange for the performance of the Maintenance Services by another party. Supplier shall be responsible for all expenses incurred by Company and capped at 20% above Supplier's own fees for the same services.

ELIGIBILITY FOR MAINTENANCE SERVICES
Equipment shall automatically be eligible for Supplier Premium Support Maintenance Services provided it shall have been under Supplier Premium Support Maintenance Service or warranty by Supplier on the date of commencement of Supplier Premium Support Maintenance Services. Any other Equipment off service for 90 (ninety) days or more shall be inspected by Supplier at no charge to determine whether it is in good working order and can be maintained in that condition. Supplier shall notify Company in writing about the eligibility of the Equipment. If the Equipment is not eligible, but can be made eligible, Company may, at its expense, make or have made those changes required to upgrade the Equipment to eligibility status with the Supplier.

ENGINEERING CHANGES
All engineering changes which Supplier provides to its customers at no additional charge will also be provided to Company at no additional charge. Mandatory safety changes shall also be made at no additional charge. If Company refuses to allow Supplier to make mandatory safety changes, or Company fails to implement mandatory safety changes, Company will release Supplier from the indemnity associated with consequences of failure to implement safety changes, as long as said mandatory safety changes are provided free of charge and do not negatively impact the features and functionality of the System, or cause it not to perform in accordance with Specifications.

IDENTIFICATION CREDENTIALS
Company may, at its discretion, require Supplier's employees and subcontractors to exhibit identification credentials, which Company may issue, in order to gain access to Company's premises for the performance of the Services. If for any reason, any of Supplier's employees or subcontractors are no longer performing Services, Supplier shall immediately inform Company's Representative in the speediest manner possible. Notification shall be followed by the prompt delivery to Company's Representative of the identification credentials involved or a written statement of the reasons why the identification credentials cannot be returned. Supplier shall be liable for any damage or loss sustained by Company if the identification credentials are not returned to Company.

MAINTENANCE CHARGE CHANGES
If during the duration of this Agreement, Supplier's commercial rates for maintenance service comparable to the Maintenance Services are reduced below the maintenance charges set forth in this Agreement, the maintenance charges to Company shall be reduced to be at least as low as such commercial rates. Such reduction under this Agreement shall be effective on the date Supplier so reduces such commercial rates.

MAINTENANCE CREDIT
If Equipment fails to operate as provided in its Specifications, Company shall notify Supplier, either orally or in writing, of the failure. Supplier shall act in Accordance with its Maintenance Agreement and if the Equipment is under a Supplier Maintenance Agreement in accordance with Attachment B and inoperative, other than through the fault or negligence of Company, for a continuous period of twenty-four (24) hours or longer from the time of Company's notice, Company shall be entitled to credit against the maintenance charges computed as follows: for each hour during which the Equipment is inoperative, the credit shall be one, two hundred-fortieth (1/240) of the monthly maintenance charges for the Equipment; provided, however, the credit shall in no event exceed one-thirtieth (1/30) of the monthly maintenance charges for the Equipment for any calendar day nor the monthly maintenance charge for the Equipment for any month. Company shall have the option of either (1) extending the duration of the Order by applying the credit against the maintenance charges going beyond the duration of the Order or (2) reducing the maintenance charges during the duration of the Order. Company shall, in addition, be entitled to a credit against the charges for the time any office systems equipment item, regardless of supplier, is rendered inoperative and made not useable as a result of the inoperativeness of the Equipment. Supplier only warrants network uptime when N+1 configurations are ordered with the System, and redundant account manager is deployed on redundant or fault tolerant platforms. If Company chooses not to accept Supplier's recommended redundant practices for any System or Site, Supplier will not be liable for maintenance credit.

MAINTENANCE FACILITIES
Company shall provide Supplier with adequate storage space for spare parts and adequate working space, including heat, light, ventilation, electric current and outlets for use by Supplier's maintenance personnel. These facilities shall be within a reasonable distance of the Equipment to be serviced and shall be provided at no charge to Supplier. Company shall not be responsible for any damage to Supplier's Equipment or Materials stored on Company's premises unless the damage results from Company's negligence.

TYPE OF MAINTENANCE SERVICES

Supplier shall recommend, but Company may designate in an Order, the type of Maintenance Services for each item of Equipment. Supplier shall provide Company Maintenance Services in accordance with Attachment B.

Maintenance Services provided under this Agreement may be limited to specific geographic areas, and Supplier reserves the right to impose additional mutually agreed upon charges for travel outside Supplier's normal service areas.

Per Call Service - Supplier shall provide Maintenance Services requested by
----------------
Company in addition to Supplier Premium Support Maintenance Services and performed at Supplier's then standard rates or those as may be agreed upon by Supplier and Company ("Per Call Service").

PRECAUTIONS
Supplier shall take care in all operations to safeguard people as well as property and not to interfere with or curtail Company or customer operations at the Services site.

TECHNICAL INFORMATION, SOFTWARE AND PROGRAMMING AIDS
Supplier shall furnish to Company on the agreed-upon delivery date without additional charge any technical information, programs, routines, subroutines, documentation, or related material it has or may develop or modify, necessary for the general use or maintenance of Equipment under Maintenance Service, which are normally so furnished to maintenance customers.

TITLE
Title to replacement and repair parts and components shall vest in Company upon installation and payment on Equipment owned by Company. Any parts replaced shall become the property of Supplier. Title to enhancements and modifications and to intellectual property rights therein (other than those originating as a result of development Services funded by Company) shall remain in Supplier. Title to updates and modifications originating as a result of development Services funded by Company and to intellectual property rights therein, shall vest in Company upon origination or development. Ownership of modifications requested by and or funded by Company will be negotiated on a case by case basis.

TRAINING AND TECHNICAL SERVICE
Supplier shall provide, without additional charge to Company, the training and assistance as it normally provides without charge to maintenance customers under the applicable maintenance agreement (see Attachment B).

WARRANTY
Supplier warrants to Company and its customers that replacement and repair parts and components furnished under this Agreement or an Order shall be new, or refurbished so as to perform as new, free from defects in design, material and workmanship and shall conform to and perform in accordance with the Specifications. These warranties extend to the future performance of the parts and components and shall continue for the longer of (a) one (1) year from the date of Company's acceptance of their installation, or (b) a greater period as may be specified elsewhere in the Maintenance Order. Supplier further warrants to Company that the Maintenance Services shall be performed with promptness and diligence, in a first-class, workmanlike manner in accordance with Supplier's Premium Support Maintenance Agreement and Specifications and to Company's satisfaction and that the Equipment shall function in good operating condition during the duration of the Maintenance Order. In addition, if the parts or components bear one (1) or more manufacturers' warranties, Supplier hereby assigns those warranties to Company to the extent it has the authority to do so. All warranties shall survive inspection, acceptance and payment.

Equipment, parts, components or Maintenance Services not meeting the warranties will, at Company's option, (a) be returned for or subject to repair, replacement or reperformance by Supplier at no cost to Company or its Customers or (b) be subject to refund.

Whenever Equipment, repair parts or components under warranty are shipped for repair or replacement purposes, Supplier shall bear all costs, including but not limited to, costs of packing, rigging, transportation and insurance. Supplier shall also bear all risk of loss or damage from the time the Equipment, repair parts or components are removed from Company's site until the Equipment, repair parts or components are returned to that site and installed by Supplier. If returned Equipment, repair parts or components is found not to be in breach of warranty, Supplier's costs for packing, rigging, transportation and insurance will be reimbursed by Company upon receipt of documentation demonstrating such and Company's concurrence with such findings, which shall not be unreasonably withheld and risk of loss shall transfer to Company upon delivery of the Equipment, parts or components to the carrier by Supplier.

The warranty shall not apply and terminate if any form of the Equipment, parts or components shall have been subject to accident, abuse, misuse, not used in accordance with Supplier's instructions as delineated in Supplier's operations/user manual, misapplication, breach of License or modified by a party not authorized by Supplier.

The warranty shall not apply and terminate if any hardware component of the System is opened, altered, or repaired by Company, Customer or a repair facility not authorized by Supplier.

                                   Article V

               General Provisions Applicable To Entire Agreement

                                    CONTENTS

CLAUSE                                         PAGE
------                                         ----

Assignment and Subcontracting                  34
Assignment by Company                          33-34
CFC Packaging                                  34
Change                                         34-35
Choice of Law                                  35
Clause Headings                                35
Clean-up                                       35
Compliance with Laws                           35
Default                                        36
Effective Date and Duration of Agreement       33
Emergency                                      36
Entire Agreement                               47
Force Majeure                                  36-37
Future Improvements and Benefits               37
Government Contract Provisions                 37
Harmony                                        37
Heavy Metals in Packaging                      38
Identification                                 38
Impleader                                      38
Indemnity                                      38-39
Infringement                                   39
Insurance                                      40
Invoices and Terms of Payment                  40-41
Mediation                                      41
Non-exclusive Market Rights                    41-42
Notices                                        42
Order                                          33
Order Termination                              43
Ordering Companies                             33
Ozone Depleting Substances                     43
Publicity                                      42
Quarterly Reports                              43
Releases Void                                  43

CLAUSE                               PAGE
------                               ----

Right of Entry and Plant Rules       43
Scope of Agreement                   33
Severability                         44
Shipping                             44
Standards                            44
Supplier's Information               45
Survival of Obligations              45
Taxes                                45-46
Timely Performance                   46
Tools and Equipment                  46
Use of Information                   46
Variation of Quantity                46
Waiver                               46
Work Done by Others                  47

ORDERING COMPANIES
Company may order under this Agreement. Also, those additional Associated Entities, both U.S. and foreign, designated in writing by AT&T Corp. may order under this Agreement.

Any Order issued under this Agreement shall be a contractual relationship between the ordering Company and Supplier, and Supplier shall look only to the ordering Company for performance of Company's obligations under such an Order.

SCOPE OF AGREEMENT
This Agreement is applicable to the procurement by Company from Supplier of Equipment, Software, intellectual property rights, Services, and Materials.

EFFECTIVE DATE AND DURATION OF AGREEMENT
This Agreement shall become effective as of the date set forth above and shall continue in effect for a period of one (1) year, renewable by AT&T Corp. annually on the anniversary of contract execution, and thereafter until terminated by either Supplier or AT&T Corp. upon thirty (30) days' prior written notice to the other party. The amendment or termination of this Agreement shall not affect the obligations of Company or Supplier under any then existing Order issued under this Agreement, but the Order shall continue in effect as though this Agreement had not been amended or terminated, as the case may be, and were still in effect with respect to the Order.

ORDER
Each Order shall reference this Agreement thereby incorporating the provisions of this Agreement in the Order. If notice of rejection of an Order is not received by Company within twenty (20) days from the date of receipt of an Order by Supplier, the Order shall be deemed to have been accepted by Supplier. Supplier shall provide Company with a written acknowledgement of the receipt of an Order.

ASSIGNMENT BY COMPANY
AT&T Corp. shall have the right to assign this Agreement or an Order and to assign its rights and delegate its duties under this Agreement or an Order either in whole or in part at any time and without Supplier's consent to (i) any present or future Associated Entity of AT&T Corp., (ii) the Customer(s) (who is not a competitor of Supplier or has an adverse claim with Supplier), successors and assigns of AT&T Corp. or its present or future Associated Entities, or (iii) any other entity resulting from the sale, reorganization or other transfer of all or part of the assets of AT&T Corp. or any Associated Entity. Company shall give Supplier written notice of any assignment and delegation. Supplier may terminate this Agreement should Company assign contract to a non-associated entity one of whose primary interests is Internet

Protocol telephony. The assignment and delegation shall not affect any rights or duties that Supplier or Company may then or thereafter have as to Equipment, Software, Services or Materials ordered by Company prior to the effective date of the assignment and delegation. Upon acceptance of the assignment and delegation and assumption of the duties under this Agreement or an Order, Company shall be released and discharged, to the extent of the assignment and delegation, from all further duties under this Agreement or the Order as to Equipment, Software, Services or Materials so assigned.

ASSIGNMENT AND SUBCONTRACTING
Supplier shall not assign any right or interest under this Agreement or an Order (excepting monies due or to become due) nor delegate any Services or other obligation to be performed or owed by Supplier under this Agreement without the prior written consent of Company, which consent shall not be unreasonably withheld. However, Supplier shall have the right to assign this Agreement and all accepted Orders, without Company's consent, to any other entity resulting from an IPO of Supplier, and further, Supplier shall have the right to assign this Agreement and all accepted Orders, with Company's consent which shall not be unreasonably withheld, to any other entity resulting from a change in control, the sale, reorganization or other transfer of all or part of the assets of Supplier to which this Agreement pertains. It is understood that Supplier will sub-contract Maintenance Services under this Agreement. Any attempted assignment, delegation, or subcontracting in contravention of the above provisions shall be void and ineffective. Any assignment of monies shall be void and ineffective if any of the following occur: (1) Company receives less than thirty (30) days' prior written notice of the assignment from the Supplier or
(2) the assignment attempts (i) to impose upon Company obligations to the assignee additional to the payment of monies, or (ii) to preclude Company from dealing solely and directly with Supplier in all matters pertaining to this Agreement including the negotiation of amendments or settlements of charges due. All Services performed by Supplier's subcontractors at any tier shall be deemed Services performed by Supplier.

CFC PACKAGING
Supplier warrants that all packaging materials furnished by Supplier under this Agreement and all packaging associated with Equipment, Software, or Materials furnished under this Agreement were not manufactured using and do not contain chlorofluorocarbons. "Packaging" means all bags, wrappings, boxes, cartons and any other packing materials used for packaging. Supplier agrees to indemnify, defend (at Company's request), and hold harmless Indemnitees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that arise out of or result from Company's good faith reliance upon this warranty.

CHANGE
Company may at any time during the progress of the Services request additions to or alterations of or deductions or deviations from the Services ("Change") called for by the specifications. Supplier shall not be entitled to any compensation for Services done pursuant to or in contemplation of a Change, unless made pursuant to a written Change Order issued by Company. Within ten (10) business days after a request for a Change, Supplier shall use commercially reasonable efforts to submit a proposal to Company which includes any increases or decreases in Supplier's costs or changes in the delivery or Services schedule necessitated by the Change. Company shall, within ten (10) business days of receipt of the proposal, either (i) accept the proposal, in which event Company shall issue a written Change Order directing Supplier to perform the Change or (ii) advise Supplier not to perform the Change, in which event Supplier shall proceed with the original Services.

CHOICE OF LAW
The construction, interpretation and performance of this Agreement and all transactions under it shall be governed by the laws of the State of New York, excluding its choice of law rules and excluding the Convention for the International Sale of Goods. The provisions of the New York Uniform Commercial Code apply to this Agreement and all transactions under it, including agreements and transactions relating to the furnishing of Services, the Lease or rental of Equipment or Materials, the procurement of intellectual property rights and the license of Software. Supplier shall submit to the jurisdiction of any court wherein an action is commenced against Company based on a claim for which Supplier has agreed to indemnify Company under this Agreement.

CLAUSE HEADINGS
The headings of the clauses in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

CLEAN-UP
Upon completion of installation or removal of the Equipment or of any other Services performed by Supplier or any subcontractor on Company's or its customer's premises, Supplier shall, at its expense, promptly remove all implements, surplus materials and debris used in or produced by those activities.

COMPLIANCE WITH LAWS
Supplier and all persons furnished by Supplier shall comply, at their own expense, with all applicable federal, state, local and foreign laws, ordinances, regulations and codes, including those relating to the use of chlorofluorocarbons, and including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections, in the performance of the Agreement. Supplier agrees to indemnify, defend (at Company's request) and hold harmless Indemnitees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that arise out of or result from any failure to do so.

DEFAULT

In the event Supplier shall be in breach or default of any of the terms, conditions, or covenants of this Agreement or any purchase order and such breach or default shall continue for a period of ten (10) days after the giving of written notice to Supplier thereof by Company, then in addition to all other rights and remedies which Company may have at law or equity or otherwise, Company shall have the right to cancel this Agreement and/or purchase orders placed by Company without any charge to or obligation or liability of Company.

EMERGENCY
Supplier shall use its best efforts to assist Company in obtaining components and equipment compatible with the Equipment in an emergency.

FORCE MAJEURE
Neither party shall be held responsible for any delay or failure in performance of any part of an Order to the extent the delay or failure is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, or other similar cause beyond its control and without the fault or negligence of the delayed or nonperforming party or its subcontractors ("Force Majeure Conditions"). Notwithstanding the foregoing, Supplier's liability for loss or damage to Company's Equipment, Software, Materials or other tangible article in Supplier's possession or control shall not be modified by this clause. If any Force Majeure Condition occurs, the party delayed or unable to perform shall give immediate notice to the other party, stating the nature of the Force Majeure Condition and any action being taken to avoid or minimize its effect, and the party affected by the other's delay or inability to perform may elect to:

1. suspend the specific performance directly associated with the Force Majeure
   Condition   for the duration of the Force Majeure Condition, and

     a.   at the affected party's option, as applicable:

        i. obtain a license elsewhere for Software to perform the functions of the Software licensed under the Order and deduct from the duration of the Order the time for which such other license was obtained, or

        ii. buy or sell elsewhere Equipment, Materials or Services to be bought or sold under an Order and deduct from any commitment the Equipment, Materials or Services bought or sold or for which commitments have been made elsewhere, and

     b. resume performance under the Order for the remainder of the duration (once the Force Majeure Condition ceases) with an option in the affected party to extend such duration up to the length of time the Force Majeure Condition endured and/or,

 2. terminate the Order (at no charge) as to any Equipment, Software or Materials which have not been shipped or as to any Services which has not been commenced, when the delay or nonperformance continues for a period of at least fifteen (15) days.

Unless written notice is given within forty-five (45) days after the affected party is notified of the Force Majeure Condition, 1 shall be deemed selected.

FUTURE IMPROVEMENTS AND BENEFITS
As Supplier announces improvements, Supplier shall advise Company of their features and advantages. Supplier assures Company that all prices, terms, warranties and benefits granted to Company by Supplier for the Equipment, Software, Materials, Services and improvements, are at least as favorable as those now offered by Supplier to any of its commercial customers under similar conditions. If, during the duration of this Agreement, Supplier should enter into an arrangement with any other customer providing greater benefits or more favorable terms, this Agreement shall be deemed amended to provide the same to Company under the same conditions.

GOVERNMENT CONTRACT PROVISIONS
The following provisions regarding equal opportunity, and all applicable laws, rules, regulations and executive orders specifically related thereto, including applicable provisions and clauses from the Federal Acquisition Regulation and all supplements thereto, are incorporated in this Agreement as they apply to Services performed under specific U.S. Government contracts: 41 CFR 60-1.4, Equal Opportunity; 41 CFR 60-1.7, Reports and Other Required Information; 41 CFR 60-1.8, Segregated Facilities; 41 CFR 60-250.4, Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era (if in excess of $10,000); and 41 CFR 60-741.4, Affirmative Action for Disabled Workers (if in excess of $2,500), wherein "contractor" and "subcontractor" mean "Supplier". In addition, Orders placed under this Agreement containing a notation that the Equipment, Software, Services or Materials are intended for use under U.S. Government contracts shall be subject to the other U.S. Government provisions printed, typed or written thereon, or on the reverse side thereof, or in attachments thereto. Supplier will be afforded thirty (30) days to review government contract provisions, and will act in accordance with these provisions to the extent Supplier is required to by law.

HARMONY
Supplier shall be entirely responsible for all persons furnished by it working in harmony with all others when Supplier is working on Company's premises.

HEAVY METALS IN PACKAGING
Supplier warrants to Company that no lead, cadmium, mercury or hexavalent chromium have been intentionally added to any packaging or packaging component (as defined under applicable laws) to be provided to Company under this Agreement. Supplier further warrants to Company that the sum of the concentration levels of lead, cadmium, mercury and hexavalent chromium in the package or packaging component provided to Company under this Agreement or an Order does not exceed one hundred (100) parts per million. Upon request, Supplier shall provide to Company Certificates of Compliance certifying that the packaging and/or packaging components provided under this Agreement are in compliance with the requirements set forth above in this clause. Supplier agrees to indemnify, defend (at Company's request), and hold harmless Indemnitees (all hereinafter referred to in this clause as "Company") from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that arise out of or result from Company's good faith reliance upon said warranties or any certifications of compliance.

IDENTIFICATION
Supplier shall not, without Company's prior written consent, engage in advertising, promotion or publicity related to this Agreement, or make public use of any Identification in any circumstances related to this Agreement.

IMPLEADER
Supplier shall not implead or bring any action against Company or its customers or the employees of Company or its customers based on any claim by a person for personal injury or death to an employee of Company or its customers occurring in the course or scope of employment and that arises out of Equipment, Software, Services or Materials furnished under this Agreement or an Order, except for Company's gross negligence or willful misconduct.

INDEMNITY
All persons furnished by Supplier shall be considered solely Supplier's employees or agents, and Supplier shall be responsible for payment of all unemployment, social security and other payroll taxes, including contributions when required by law. Supplier shall indemnify, defend (at Company's request), and hold harmless Indemnitees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that do, or allegedly do, arise out of or result from:

 1. injuries or death to persons or damage to property, including theft, in any way arising out of, occasioned by, caused or alleged to have been caused by the performance of the Services performed by Supplier or persons furnished by Supplier, except for those instances caused by Indemnitees' or Company's negligence, gross negligence or willful misconduct,

 2. assertions under Workers' Compensation or similar acts made by persons furnished by Supplier or by any subcontractor, or by reason of any injuries to persons for which

     Company would be responsible under Workers' Compensation or similar acts if the persons were employed by Company,

 3. any failure on the part of Supplier to satisfy all claims against it for labor, equipment, materials, intangible items and other obligations relating directly or indirectly to the performance of the Services; or

 4. any failure by Supplier to perform Supplier's obligations under this clause or the Insurance clause.

Supplier shall defend Indemnitees, at Company's request, against any of these claims, demands or suits. Company agrees to notify Supplier in a timely manner of any written claim or demands against Company for which Supplier is responsible under this Clause. Company shall cooperate in good faith with Supplier to facilitate the defense of any such claim or demand.

Supplier's liability for any indemnification to Company under this Section of the Agreement shall not exceed fifty million dollars ($50,000,000.00) in the aggregate for the entire Agreement.

INFRINGEMENT
Supplier shall indemnify, and hold harmless Indemnitees from and against any losses, damages, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that arise out of or result from any proved or unproved claim (1) of infringement of any patent, copyright, trademark or trade secret right, or other intellectual property right, private right, or any other proprietary or personal interest, and (2) related by circumstances to the existence of this Agreement or an Order or performance under or in contemplation of either of them ("Infringement Claim"). However, if the Infringement Claim arises solely from Supplier's adherence to Company's written instruction regarding Services or tangible or intangible goods provided by Supplier ("Items") and if the Items are not (1) commercial items available on the open market or the same as such items, or (2) items of Supplier's designated origin, design or selection, Company shall indemnify Supplier. The indemnifying party shall defend or settle, at its own expense, any demand, action or suit on any Infringement Claim for which it is the indemnitor under the preceding provisions. Company or Supplier (at Company's request) shall defend or settle, at its own expense, any demand, action or suit on any Infringement Claim for which it is the indemnitor under the preceding provisions and shall timely notify the other of any assertion against it of any Infringement Claim and shall cooperate in good faith with the other to facilitate the defense of any such claim.

Any claim and liability for all claims of infringement shall not exceed a cap of one hundred million dollars ($100,000,000.00) in the aggregate for the entire Agreement.

INSURANCE
Supplier shall maintain and cause Supplier's subcontractors to maintain during the duration of this Agreement all of the following:

 1. Workers' Compensation insurance as prescribed by the law of the state or nation in which the Services is performed;

 2. employer's liability insurance with limits of at least $500,000 for each occurrence;

 3. comprehensive automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 combined single limit for bodily injury and property damage for each occurrence;

 4. Commercial General Liability ("CGL") insurance, including Products Blanket Contractual Liability and Broad Form Property damage, with limits of at least $1,000,000 combined single limit for bodily injury and property damage for each occurrence;

 5. if the furnishing to Company (by sale or otherwise) of Equipment, products or Materials is involved, CGL insurance endorsed to include products liability and completed operations coverage in the amount of $5,000,000 for each occurrence; and

 6. Errors and Omissions insurance in the amount of at least $1,000,000 per claim with an annual aggregate of at least $3,000,000 inclusive of legal defense costs.

All CGL and automobile liability insurance shall designate AT&T Corp., its Associated Entities and each of their officers, directors and employees (all hereinafter referred to in this clause as "Company') as an additional insured. All such insurance must be primary and required to respond and pay prior to any other available coverage.

Supplier, Supplier's insurer(s) and anyone claiming by, through, under or in Supplier's behalf shall have no claim, right of action or right of subrogation against Company and its Customers based on any loss or liability insured against under the foregoing insurance. Supplier and Supplier's subcontractors shall furnish prior to the start of Services certificates or adequate proof of the foregoing insurance including, if specifically requested by Company, copies of the endorsements and insurance policies. Company shall be notified in writing at least thirty (30) days prior to cancellation of or any change in the policy.

INVOICES AND TERMS OF PAYMENT
Invoices for the charges specified in an Order shall be submitted by Supplier to the address specified in the Order. Unless payment terms more favorable to Company are stated on Supplier's invoices and Company elects to pay on such terms, undisputed invoices (invoices may only be disputed for nonconformance with the accepted Order or any term and condition in the Agreement) for purchased Equipment, Materials, annual Maintenance Services or licensed Software shall be payable no later than the thirtieth (30) day after (a) the date of receipt of undisputed invoices or (b) the date of acceptance of the Equipment or Software or Materials or delivery of Materials at Company's dock, whichever is later. The initial invoice for leased Equipment or licensed Software shall be payable no later than the thirtieth (30) day after acceptance of the Equipment or licensed Software. Subsequent invoices for monthly charges for Equipment and Software and all invoices for monthly charges for Services shall be submitted prior to completion of such monthly period and shall be payable no later than thirty (30) days after receipt of such invoice. All authorized charges in excess of regular rental or maintenance charges, if any, shall be listed separately on the invoice. Supplier shall (1) render proper original invoices showing Order number, through routing, weight and unit price per the denomination specified in the Order, (2) render separate invoices for each shipment and (3) forward bill of lading and shipping notices with invoice. If prepayment of transportation charges is authorized, Supplier shall include the transportation charges from the FOB point to the destination as a separate item on the invoice stating the name of the carrier used. Company shall pay Supplier in U.S. Dollars, via wire transfer.

MEDIATION
If a dispute arises out of or relates to this Agreement, or its breach, and the parties have not been successful in resolving the dispute through direct negotiation, the parties shall attempt to resolve the dispute first between district managers; failing that, next by going through division managers and not exceeding in total a period of sixty (60) days through non-binding mediation by submitting the dispute to a sole mediator selected by the parties or, at the option of a party, to mediation by the American Arbitration Association ("AAA"). Each party shall bear its own expenses and an equal share of the expenses of the mediator and the fees of the AAA. The parties, their representatives, other participants and the mediator shall hold in confidence the existence, content and result of the mediation. If the dispute is not resolved by the mediation, the parties shall have the right to resort to any remedies permitted by law. Defenses based on the passage of time are suspended upon submitting the dispute to the mediator and during the mediation. The time period during the mediation
shall be disregarded in calculating such defenses.   Nothing in this clause
shall be construed to preclude any party from seeking injunctive relief in order to protect its rights during mediation. A request by a party to a court for injunctive relief shall not be deemed a waiver of the obligation to mediate.

NON-EXCLUSIVE MARKET RIGHTS
This Agreement neither grants to Supplier an exclusive right or privilege to sell, license or Lease to Company any or all Equipment, Software, Services or Materials described in this Agreement which Company may require, nor requires the purchase, license or Lease of any Equipment, Software, Services or Materials from Supplier by Company. Company may contract with other manufacturers and suppliers for the acquisition of comparable Equipment, Software, Services or Materials. Purchases, licenses or leases by Company under this Agreement shall be initiated by the placement of an Order by Company and the Order shall not restrict the right of Company to cease acquisition nor require Company to continue any level of acquisition from Supplier.

NOTICES
Any notice, demand or other communication (other than an Order) required, or which may be given, under this Agreement shall, unless specifically otherwise provided in this Agreement, be in writing and shall be given or made by overnight courier service, confirmed facsimile, registered or certified mail (return receipt) or other media which provides the sender with written record of delivery, and shall be addressed to the respective parties as follows:

       To Supplier: Rich Heaps
                    Chief Operating Officer
                    Clarent Corporation
                    850 Chesapeake Drive
                    Redwood City, CA 94063

                    cc:  Mark McIlvane
                    Clarent Corporation
                    1300 Iroquois Drive Suite 205
                    Naperville, IL  60563

       To Company or AT&T Corp.:                   Dean Pedoto
                                                   AT&T Corp.
                                                   Supplier Management Division
                                                   10 Independence Boulevard
                                                   Room 3A31
                                                   Warren, NJ  07059

The notice, demand or other communication (other than an Order) shall be deemed to have been given or made when picked up by the delivery services mentioned above. The above addresses may be changed at any time by giving thirty (30) days prior written notice.

PUBLICITY
Supplier agrees to submit to Company all advertising, sales promotion, press releases, and other publicity matters relating to the material furnished or the services performed by Supplier under this Agreement wherein Company's names or marks are mentioned or language from which the connection of said names or marks therewith may be inferred or implied; and Supplier further agrees not to publish or use such advertising, sales promotion, press releases, or publicity matters without Company's prior written approval.

ORDER TERMINATION
An Order may be terminated by Company, at no charge unless specified in an Order, at any time prior to shipment from Supplier's plant or commencement of Services. Company shall notify Supplier in writing of any such termination.

OZONE DEPLETING SUBSTANCES
Supplier warrants and certifies that all Equipment, Software, and Materials, including packaging and packaging components, provided to Company under this Agreement have been accurately labeled, in accordance with the requirements of 40 CFR Part 82 entitled "Protection of Stratospheric Ozone, Subpart E - The labeling of Products Using Ozone Depleting Substances." Supplier agrees to indemnify, defend and save harmless Indemnitees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that may be sustained by reason of Supplier's non-compliance with such applicable law or the terms of this warranty and certification.

QUARTERLY REPORTS
Upon request, Supplier shall render quarterly reports covering Orders placed under this Agreement for Equipment, Software, Services and Materials as early in the subsequent quarter as possible. This report shall be submitted in a mutually agreed upon format.

RELEASES VOID
Neither party shall require (i) waivers or releases of any personal rights, or
(ii) execution of documents which conflict with the provisions of this Agreement, from employees, representatives or customers of the other in connection with visits to its premises, and no such releases, waivers, or documents shall be pleaded by them or third persons in any action or proceeding.

RIGHT OF ENTRY AND PLANT RULES
Each party shall have the right to enter the premises of the other party during normal business hours with respect to the performance of this Agreement, subject to all plant rules and regulations, security regulations and procedures and U.S. Government clearance requirements, if applicable. Supplier shall become acquainted with conditions governing the delivery, receipt and storage of Materials and Equipment at the site of the Services so that Supplier will not interfere with Company's operations. Storage space will not necessarily be provided adjacent to the site of the Services. Therefore, Supplier shall be expected to select, uncrate, remove and transport Materials and Equipment from the storage areas provided. Company is not responsible for the safekeeping of Supplier's property on Company's premises. Supplier shall not stop, delay or interfere with Company's work schedule without the prior approval of Company's Representative. Supplier shall provide and maintain sufficient covering and take any other precautions necessary to protect Company's stock, equipment and other property from damage due to Supplier's performance of the Services.

SEVERABILITY
If any of the provisions of this Agreement shall be invalid or unenforceable, the invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement or Order, but rather the entire Agreement or Order shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

SHIPPING
Supplier shall, at its expense, do all of the following:

1. Ship the Equipment, Software and Materials to the site designated in an accepted Order by the date set forth in the accepted Order in accordance with specific shipping instructions. If Supplier anticipates that an accepted Order will be delayed more than 24 hours past the due date stated in the accepted Order, Supplier will immediately notify Company's representative as designated on the accepted Order,

2.     Place the accepted Order number on all subordinate documents,

3. Enclose a packing memorandum with each shipment, and when more than one (1) package is shipped, identify the one containing the memorandum,

4.  Mark the accepted Order number on all packages and shipping papers, and.

5.   Furnish adequate protective packing at no additional charge.

If Supplier does not comply with the F.O.B. terms of an Order or with Company's shipping or routing instructions, Supplier authorizes Company to deduct from any invoice of Supplier (or charge back to Supplier), any increased costs incurred by Company as a result of Supplier's noncompliance.

STANDARDS
Employees of Supplier with records of criminal convictions, other than minor traffic violations, shall not be assigned to Company's premises until a detailed statement of the circumstances is furnished to Company for its review, and Company has given its written approval of such assignment. In fulfilling Supplier's obligations under this clause, Supplier shall comply fully with all laws relating to the making of investigative reports and the disclosure of information contained therein.

SUPPLIER'S INFORMATION
Except for documentation provided hereunder, and notification of significant bugs, Supplier shall not provide under, or have provided in contemplation of, this Agreement any Information or Medium, unless Supplier has the right to do so, and Supplier shall not view any of the Information as confidential or proprietary. Further, there are no limitations on the Use of Software except as otherwise agreed to in this Agreement. Notwithstanding the above, Company will protect Software received from Supplier with the same degree of care that Company normally uses to protect its own Software that it does not wish to become public knowledge, and Company will advise any recipient of such Software of that obligation under this Agreement.

SURVIVAL OF OBLIGATIONS
The obligations of the parties under this Agreement, which by their nature would continue beyond the termination, cancellation or expiration of this Agreement, including, by way of illustration only and not limitation, those in the COMPLIANCE WITH LAWS, IDENTIFICATION, IMPLEADER, INDEMNITY, INFRINGEMENT, INSURANCE, RELEASES VOID, USE OF INFORMATION, LICENSE GRANT, INTELLECTUAL PROPERTY, SOURCE CODE LICENSE, MEDIATION and WARRANTY clauses, shall survive termination, cancellation or expiration of this Agreement.

TAXES

Company agrees to pay any applicable sales, use, excise, import or export tax, value-added or similar tax, customs, duties, tariffs and similar charges levied upon the delivery of Supplier's products (hereinafter referred to as "Tax" or "Taxes"); provided, however, that Company shall not pay or be responsible for any taxes (i) with respect to which Company has advised Supplier of an exemption and provided all reasonably required substantiation, (ii) imposed on or in respect of Supplier's net or gross income, or (iii) imposed on or in respect of bringing Supplier's products to Supplier's shipping point. Taxes payable by Company shall be shown as separately billed items on Supplier's invoices in a form adequate to obtain any applicable recovery or credit and shall not be included in Supplier's prices. Supplier shall make every reasonable effort to assist and inform Company of the possible Taxes that may apply.

Company shall have the right to have Supplier contest any such Taxes that Company deems improperly levied, at Company's expense and subject to Company's direction and control. If the non-taxability of the subject transaction is disputed in any audit or assessment of Supplier or a claim for refund for such Taxes is refused by any jurisdiction, then Supplier shall promptly notify Company in writing of such assessment or refusal. Company shall have the right, by notifying Supplier within 30 days of receipt by Company of such notice, to assume control of the conduct and resolution of such dispute, provided that Company shall have acknowledged in writing that it shall indemnify and hold harmless Supplier from and against any damages, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that arise out of or result from any claim that Company has failed to pay any such Taxes and fees. Failure by Supplier to provide this notification to Company shall relieve Company of its indemnification obligation to the extent that such failure materially prejudices the rights of Company to fully defend its position with respect to the non-taxability of these transactions.

TIMELY PERFORMANCE
If either party has knowledge that anything prevents or threatens to prevent the timely performance of the Services under this Agreement, either party shall immediately notify the other party thereof and include all relevant information concerning the delay or potential delay.

TOOLS AND EQUIPMENT
Unless otherwise specifically provided in an Order, Supplier shall be responsible for providing all labor, tools and equipment ("Tools") for performance of an Order. If Supplier actually uses any Tools owned or rented by Company or its customers, Supplier acknowledges that Supplier accepts the Tools "as is, where is" and that neither Company nor its customers have any responsibility for the condition or state of repair of the Tools and that Supplier shall have risk of loss and damage to such Tools. Supplier shall not remove the Tools from Company's or its customers' premises and shall return the Tools to Company or its customers upon completion of use, or at such earlier time as Company or its customers may request, in the same condition as when received by Supplier, reasonable wear and tear excepted.

USE OF INFORMATION
Supplier shall view as Company's property any Information or Medium, however conveyed, provided to, or acquired by, Supplier under or in contemplation of
this Agreement or an Order.   Supplier shall, at no charge to Company, and as
Company directs, destroy or surrender to Company promptly at its request any such Medium or any copy of such Information. Supplier shall keep Information confidential and use it only in performing under this Agreement or an Order and obligate its employees, subcontractors and others working for it to do so, provided that the foregoing shall not apply to Information previously known to Supplier free of obligation, made public through no fault imputable to Supplier.

VARIATION OF QUANTITY
Company assumes no liability for Equipment, Software, or Materials produced, processed or shipped in excess of the amount specified in any Order placed with Supplier.

WAIVER
The failure of either party at any time to enforce any right or remedy available to it under this Agreement or otherwise with respect to any breach or failure by the other party shall not be construed to be a waiver of that right or remedy with respect to any other breach or failure by the other party.

WORK DONE BY OTHERS
If any part of the Services performed by Supplier is dependent upon Services done by others, Supplier shall inspect and promptly report to Company any defect that renders the other work unsuitable for Supplier's proper performance. Supplier's silence shall constitute approval of the other work as fit, proper and suitable for Supplier's performance of the Services or other work.

ENTIRE AGREEMENT
This Agreement shall incorporate the typed or written provisions on Company's Orders issued pursuant to this Agreement and shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the Order(s) and shall not be modified or rescinded, except by a writing signed by duly authorized representatives of Supplier and AT&T Corp.

The provisions of this Agreement shall apply to:

     1.   any Orders issued pursuant to this Agreement, and

     2. any Services, Material, Equipment, intellectual property rights and Software or other Information furnished under, in performance of, pursuant to, or in contemplation of, this Agreement.

Printed provisions on the reverse side of Company's Orders (except as specified otherwise in this Agreement) and all provisions on Supplier's forms shall be deemed deleted. Additional or different provisions inserted in this Agreement by either party, or deletions thereto, whether by alterations, addenda, or otherwise, shall be of no force and effect, unless expressly consented to by both parties in writing. Estimates or forecasts furnished by Company shall not constitute commitments. The provisions of this Agreement supersede all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements and understandings of the parties with respect to the subject matter of this Agreement.

AGREED:

Clarent Corporation               AT&T Corp.


    /s/ Mark McIlvane               /s/ Theodore T. Pasternak
By:________________________     By:__________________________
          (signed)                          (signed)


        Mark McIlvane                 Theodore T. Pasternak
Name:______________________     Name:_________________________
          (printed)                         (printed)


         Vice President                 Group Procurement
        Worldwide Sales                     Manager
Title:______________________    Title:__________________________


       10/15/98                         10/15/98
Date:______________________      Date:________________________

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